UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.       )

☒	Filed by the Registrant

☐	Filed by a Party other than the Registrant

CHECK THE APPROPRIATE BOX:

☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

Royal Gold, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11

Explanatory Note

On May 10, 2023, Royal Gold, Inc. (“Royal Gold”) submitted to Glass Lewis a Report Feedback Statement (“RFS”) regarding Glass Lewis’s proxy paper with respect to Royal Gold’s 2023 Annual Meeting of Stockholders.  The RFS is reproduced in its entirety below.

May 10, 2023

Dear Stockholders:

We appreciate the opportunity to respond directly to the Glass Lewis proxy paper published on May 3, 2023, regarding the 2023 Annual Meeting of Stockholders of Royal Gold, Inc. (“Royal Gold”) scheduled for May 25, 2023.  In its proxy paper, Glass Lewis recommends that Royal Gold stockholders (i) vote against Royal Gold’s proposal to amend its restated certificate of incorporation to reflect a recent amendment to Delaware Law and limit the liability of certain officers (“Officer Exculpation”) and (ii) vote against the longest-tenured member of Royal Gold’s Compensation, Nominating and Governance Committee that is up for election due to gender diversity concerns.  We disagree with Glass Lewis’s recommendations for the reasons outlined below and believe that the information in this letter, along with our definitive proxy statement filed with the US Securities and Exchange Commission on April 10, 2023 (the “Proxy Statement”), will be helpful to you as you cast your vote.

Officer Exculpation Proposal

In its paper, Glass Lewis stated that it believes that officers should be held to the highest standard when carrying out their duties to stockholders, that the proposed amendment essentially removes liability for an officer’s breach of his or her duty of care, and that such protections are counter to the interest of stockholders.

We agree that officers should be accountable to stockholders and held to high standards of conduct. However, the mechanisms used to promote accountability must be balanced. Exposing our officers to second-guessing by the plaintiffs’ bar does little to promote accountability while resulting in significant costs.

In 2022, the Delaware legislature recognized that plaintiffs were bringing far too many nuisance lawsuits against officers for breaches of the duty of care. These lawsuits sought to second-guess the decisions officers made in complex and high-pressure situations. In most of those cases, officers faced the prospect of personal liability for doing their jobs in pursuing transactions intended to increase stockholder value. Even worse, many of these lawsuits lacked legal merit, often being based on marginal disclosure matters in the hope of a quick settlement. The Delaware legislature accordingly amended the Delaware General Corporation Law to permit the exculpation of officers for breaches of the duty of care. This proposal is simply an effort to include in Royal Gold’s Certificate of Incorporation the same limitation of liability as might appear in the certificate of incorporation of a new Delaware company.

We note that directors have been provided exculpation from breaches of the duty of care under Delaware law and the certificates of incorporation of most Delaware corporations for several decades. The officer exculpation proposed is less protective than that provided to directors, and we believe it reflects a balanced and appropriate response to today’s litigation environment.

The proposed amendment would not exculpate officers from liability when an officer is disloyal or acts in bad faith and preserves the ability for stockholders to bring claims by or in the right of the corporation for breaches of the duty of care. As a result, the traditional checks against officers remain, as claims may still be brought for breach of the fiduciary duty of loyalty or actions taken in bad faith and our Board and stockholders (bringing suits derivatively on behalf of the corporation subject to demand requirements) may still bring fiduciary claims against officers.

Royal Gold’s most critical business activity is the acquisition of stream and royalty acquisitions. Exculpation of officers benefits Royal Gold and its stockholders in numerous ways:

•	First, our board wants officers of Royal Gold to pursue value-creating transactions without fear of personal liability. Officers often are required to make decisions on crucial matters and in response to time-sensitive opportunities and challenges. Royal Gold has consistently succeeded in creating value for our stockholders, in large part through the efforts of our officers in identifying and pursuing attractive acquisition opportunities. Our officers are already accountable to our board. If our officers become more risk averse in the face of increased duty of care litigation – litigation which our most significant competitors do not face as Canadian companies – our business and our stockholders could suffer.

•	Second, our stockholders ultimately bear the costs of increased litigation. Like other public companies, Royal Gold indemnifies its officers for violations of the duty of care. If those payments were to occur, the impact would be to reduce cash available for our core business. D&O insurance premiums have already increased as the result of frivolous litigation. The Glass Lewis report does not mention the potential benefits to stockholders of a reduction of litigation costs and insurance premiums, which we believe far outweigh any benefits stockholders may have from the ability to bring duty of care claims against officers. Additionally, Royal Gold has a small team of people, and defending against litigation is time consuming and distracts from our ability to pursue actions that create stockholder value.

•	Third, our board believes that providing for the exculpation of officers will enhance Royal Gold’s ability to attract and retain quality officers. Royal Gold already faces recruiting headwinds in light of the increasingly litigious environment facing officers of U.S. public companies and the SEC rules applicable to officers. For example, the SEC recently adopted rules requiring the clawback of compensation from officers in the event of a restatement of financial statements regardless of any misconduct on the part of an officer. Our board believes that exculpating Royal Gold’s officers from liability for breaches of the duty of care is a meaningful step in making Royal Gold a more attractive option for talented executives.

Royal Gold is not alone in seeking to exculpate officers from duty of care claims. As of the date of this letter, several hundred public companies have proposed amendments to their certificates of incorporation to limit officer liability. We believe that exculpation of officers will eventually become standard among Delaware corporations for the reasons stated above, much like the exculpation of directors became standard among Delaware corporations after the Delaware legislature first permitted director exculpation in the 1980s.

For these reasons, we recommend stockholders vote FOR the amendment of our restated certificate of incorporation to limit officer liability.

Gender Diversity

In its paper, Glass Lewis recommended a vote against C. Kevin McArthur, the longest-tenured member of our Compensation, Nominating and Governance Committee that is up for election, due to not meeting Glass Lewis’s 30% board gender diversity threshold, despite Royal Gold having a 29% gender diverse board. Royal Gold has a board of seven directors, and, of Royal Gold’s six independent directors, 33-1/3% are gender diverse. Glass Lewis’s recommendation does not recognize Royal Gold’s commitment to board diversity.

Royal Gold recognizes that a diversity of skills, thought and experience benefits companies by providing a broad range of perspectives and insights. Royal Gold continues to focus on increasing the diversity of its board. As we noted in our Proxy Statement, we have committed to seeking highly qualified board candidates with a diversity of race, ethnicity and gender in each candidate pool. Over the past six years, we have significantly increased the diversity of our board by adding diverse candidates with skills and experience in important areas to replace long-standing board members upon retirement. We have added to our board two new directors, both of whom are diverse: Sybil Veenman (2017) and Fabianna Chubbs (2020). In addition, our board elected Ms. Veenman as chair of our Compensation, Nominating and Governance Committee effective April 1, 2023.

We have increased the diversity of our board with each of our last two new directors and will continue to focus on diversity as part of our board refreshment process.  We also believe it is in the best interests of our stockholders for us to find the right director who will enhance our board’s knowledge, skills, and experience, rather than trying to meet a Glass Lewis deadline.

Mr. McArthur brings to our board experience in areas important to the operations and strategy of Royal Gold, including, in particular, Mr. McArthur’s extensive experience managing mining operations as the chief executive officer of major precious metals mining companies and serving in positions focused on mine operations and project development with major international mining companies. As Royal Gold’s board evaluates significant investments in royalty and stream interests in mining properties around the world, Mr. McArthur’s experience and expertise is invaluable as he provides an important and unique perspective in our investment review process.

For these reasons, we recommend stockholders vote FOR the re-election of Kevin McArthur to our board.

We invite our stockholders to review our Proxy Statement and welcome engagement with our stockholders at any time.

Sincerely,

/s/ William Heissenbuttel

William Heissenbuttel

President and Chief Executive Officer

Royal Gold, Inc.

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